UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2015

Nemus Bioscience, Inc.
 (Exact name of registrant as specified in its charter)

Nevada	000-55136	45-0692882
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

650 Town Center Drive, Suite 1770, Costa Mesa, CA 92626
(Address of principal effective offices)      (Zip Code)

Registrant's telephone number, including area code: (949) 396-0330

_________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On December 14, 2015, Nemus Bioscience, Inc. (the “Company”) entered into two license agreements (the “License Agreements”) with the University of Mississippi, School of Pharmacy, or UM, pursuant to which UM granted the Company exclusive, perpetual licenses of all intellectual property related to UM8930, a pro-drug formulation of Cannabidiol, that UM has previously developed, including the right to sublicense, and we have identified target indications for development and commercialization by us.  The two licenses are for delivery of UM8930 through ocular and rectal delivery.  The Company entered into an option for the rights to use UM8930 for delivery by other means not yet agreed upon which is renewable every six months.

We paid UM upfront license fees under each of the two License Agreements. Under each of the two License Agreements, we are also responsible for annual maintenance fees that will be credited against royalties in the current fiscal year, contingent milestone payments upon achievement of development and regulatory milestones and royalties on net sales of licensed products sold for commercial use.  The aggregate milestone payments under the license agreements if the milestones are achieved is $1.4 million and the potential royalty percentage is in the high-single digits. We must also pay to UM a portion of all licensing fees we receive from any sublicensees, subject to a minimum royalty on net sales by such sublicensees. Our royalty obligations apply on a country by country and licensed product by licensed product basis, and end upon the later of the date that no valid claim of a licensed patent covers a licensed product in a given country, or ten years after first commercial sale of such licensed product in such country.

Each of the two licenses continue, unless terminated, until the later of the expiration of the last to expire of the patents or patent applications within the relevant licensed technology or expiration of our payment obligations under the license. UM may terminate the applicable license agreement, effective with the giving of notice, if: (a) we fail to pay any material amount payable to UM under the relevant license agreement and do not cure such failure within 60 days after UM notifies us of such failure, (b) we materially breach any covenant, representation or warranty in the relevant license agreement and do not cure such breach within 60 days after UM notifies us of such breach, (c) we fail to comply in any material respect with the terms of the relevant license and do not cure such noncompliance within 60 days after UM notifies us of such failure, (d) we are subject to a bankruptcy event, (e) we dissolve or cease operations or (f) if after the first commercial sale of a product during the term of the relevant license agreement, we materially fail to make reasonable efforts to commercialize at least one product or fail to keep at least one product on the market after the first commercial sale for a continuous period of 1 year, other than for reasons outside our control. We may terminate each license agreement with sixty days written notice to UM.

The foregoing description of the License Agreements is not complete and is qualified in its entirety by reference to the full text of the License Agreements, copies of which are filed as Exhibits 10.1 and 10.2 to this report, and are incorporated by reference herein.

Item 9.01     Financial Statement and Exhibits.

(d)  Exhibits

Exhibit Number	Description

10.1	License Agreement, dated December 14, 2015, between Nemus and the University of Mississippi, School of Pharmacy†
10.2	License Agreement, dated December 14, 2015, between Nemus and the University of Mississippi, School of Pharmacy†

†	Confidential treatment has been requested with respect to the omitted portions of this Exhibit pursuant to Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended, which portions have been filed separately with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nemus Bioscience, Inc.

Date: December 18, 2015	By:	/s/Elizabeth Berecz
Elizabeth Berecz Chief Financial Officer

3